Exhibit 97.1

VERRA MOBILITY CORPORATION

AMENDED AND RESTATED COMPENSATIOn CLAWBACK Policy

(Adopted and Restated as of October 30, 2023)

1. INTRODUCTION

Verra Mobility Corporation (the “Company”) is adopting this Amended and Restated Compensation Clawback Policy (this “Policy”) to provide for situations in which the Company would be required to recover certain Incentive Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances. This Policy is effective as of October 2, 2023 (the “Effective Date”).

This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.

This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of The Nasdaq Stock Market (the “Exchange”) and will be interpreted and administered consistent with that intent.

2. EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after the Effective Date, to the extent permitted or required by applicable law or the rules of the Exchange.

3. DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1, and any other senior executives as determined by the Committee.

“Erroneously Awarded Compensation” means the amount, if any, of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount, if any, shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion. The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are also Financial Reporting Measures.

“Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation.

“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

4. RECOVERY

If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back from any Affected Officer reasonably promptly the Erroneously Awarded Compensation that is received by the Affected Officer:

(i)
on or after the Effective Date;
(ii)
after the person begins service as an Affected Officer;
(iii)
who served as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iv)
while the Company has a class of securities listed on the Exchange; and
(v)
during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).

For purposes of this Policy:

•
Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•
the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.

To the extent required by applicable law or the rules of the Exchange, any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.

The Company may, but is not required to, award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive

Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.

5. SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) through any reasonable means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

6. LIMITED EXCEPTIONS TO RECOVERY

Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:

(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;

(ii) Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

7. NO INDEMNIFICATION OR INSURANCE

The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation if doing so is prohibited by law, rule or regulation.

8. NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.